UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 2, 2026 (July 1, 2026)

FTAI INFRASTRUCTURE INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41370	87-4407005
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas, 45th Floor
New York, New York 10105
(Address of principal executive offices and zip code)
(212) 798-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Common Stock, par value $0.01 per share	FIP	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

Bridge Loan Credit Agreement

On July 1, 2026 (the “Effective Date”), Jefferson 2020 Bond Borrower LLC, a Delaware limited liability company (the “Borrower”), entered into a Bridge Loan Credit Agreement, dated as of July 1, 2026 (the “Bridge Loan Credit Agreement”), among the Borrower, the lenders from time to time party thereto, and Jefferies Finance LLC, as administrative agent (the “Administrative Agent”). The Bridge Loan Credit Agreement provides for a secured bridge loan facility (the “Bridge Loan”) with an aggregate principal amount of $230.0 million. The Bridge Loan will mature on June 30, 2027.

The proceeds of the Bridge Loan were used to (a) repay at maturity all amounts outstanding under the Port of Beaumont Navigation District of Jefferson County, Texas Facility Revenue Bonds, Taxable Series 2024B (Jefferson Gulf Coast Energy Project) (the “Taxable Series 2024B Bonds”), (b) fund a portion of the debt service reserve account required under the Bridge Loan Credit Agreement and (c) pay certain fees, costs and expenses incurred in connection with the transactions contemplated thereby.

Interest under the Bridge Loan will accrue at the Adjusted Term SOFR Rate, plus a margin of 5.50% per annum (which steps up by 0.50% per annum every 90 days after the Effective Date).

The Bridge Loan is required to be repaid with the net proceeds of (i) certain asset sales, and recovery events, in each case, subject to customary reinvestment rights, (ii) issuances of certain equity securities and (iii) incurrences of certain debt. In addition, on the date that is forty-five (45) days following each of (i) the last day of the Borrower’s fiscal year ending December 31, 2026 and (ii) the last day of the Borrower’s fiscal quarter ending June 30, 2027, the Borrower is required to prepay the Bridge Loans with certain Excess Cash Flow (as defined in the Bridge Loan Credit Agreement) in the amounts set forth therein.

The Bridge Loan Credit Agreement contains customary representations and warranties, affirmative covenants, and negative covenants. The negative covenants limit the Borrower’s ability, among other things, to incur additional indebtedness, to make distributions, to make investments and to incur liens, in each case, subject to certain exceptions set forth in the Bridge Loan Credit Agreement. The Borrower is also required to maintain a minimum liquidity of $20.0 million at all times while the Bridge Loan is outstanding.

The Bridge Loan Credit Agreement also contains customary events of default. The occurrence of an event of default could result in the acceleration of all outstanding amounts under the Bridge Loan.

The obligations of the Borrower under the Bridge Loan Credit Agreement constitute “Permitted Additional Senior Indebtedness” under (and are secured pursuant to) the Second Amended and Restated Collateral Agency, Intercreditor and Accounts Agreement, dated as of June 1, 2024, by and among the Borrower, Jefferson 2020 Bond Lessee LLC, a Delaware limited liability company, UMB Bank, N.A., as port trustee, UMB Bank, N.A., as IDA trustee, Deutsche Bank National Trust Company, as collateral agent, and Deutsche Bank National Trust Company, as account bank (as amended, restated, amended and restated, modified or otherwise supplemented from time to time).

The foregoing description of the Bridge Loan Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Bridge Loan Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Repayment of Taxable Series 2024B Bonds

On July 1, 2026, the Taxable Series 2024B Bonds, in the aggregate principal amount of $217,870,000, which were issued by the Port of Beaumont Navigation District of Jefferson County, Texas on June 1, 2024 to the Borrower, were repaid in full with the proceeds of the Bridge Loan Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit
10.1*	Bridge Loan Credit Agreement, dated as of July 1, 2026, by and among Jefferson 2020 Bond Borrower LLC, as Borrower, the Lenders party thereto and Jefferies Finance LLC, as Administrative Agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* The registrant has omitted certain schedules and exhibits pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 2, 2026

FTAI INFRASTRUCTURE INC.

/s/ Kenneth J. Nicholson
Name:	Kenneth J. Nicholson
Title:	Chief Executive Officer and President